SHAREHOLDER RESPONSE SUMMARY REPORT           Page:  1

                           STRATEGIST FUND GROUP
                   STRATEGIST TAX-FREE HIGH YIELD FUND  (015)
                         Tuesday, May 09, 2000

                                    % of Outstanding              % of Shares
           No. of Shares                   Shares                    Voted



1. Approve the Agreement and Plan of Reorganization between the Strategist Fund and the AXP Fund providing for the acquisition of all assets of the Strategist Fund by the AXP Fund in exchange for Class A shares of the AXP Fund and assumption by the AXP Fund of the liabilities of the Strategist Fund, to be followed by distribution of those Class A shares to the shareholders of the Strategist Fund and the subsequent termination of the Strategist Fund.



Affirmative        163,894.651             93.311%               100.000%
Against                  0.000              0.000%                 0.000%
Abstain                  0.000              0.000%                 0.000%

Total              163,894.651             93.311%               100.000%


         SHAREHOLDER RESPONSE SUMMARY REPORT                      Page: 2

               STRATEGIST FUND GROUP
        STRATEGIST TAX-FREE HIGH YIELD FUND  (015)
                 Tuesday, May 09, 2000

                                   % of Outstanding              % of Shares
         No. of Shares                   Shares                    Voted



         ** Fund Totals:                Shares


           Record Total              175,643.737


           Voted Shares              163,894.651


           Percent Voted                 93.311%